Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570 and Form S-8 No. 333-150961) pertaining to the PulteGroup, Inc. 401(k) Plan of our report dated May 26, 2022, with respect to the financial statements and schedule of the PulteGroup, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Warren Averett, LLC

Atlanta, Georgia
May 26, 2022